United States securities and exchange commission logo





                            November 6, 2020

       Thomas Schneider
       President and Chief Executive Officer
       Pathfinder Bancorp, Inc.
       214 West First Street
       Oswego, NY 13126

                                                        Re: Pathfinder Bancorp,
Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed October 30,
2020
                                                            File No. 333-249749

       Dear Mr. Schneider:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance